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                          Amendment to Award Agreements

         This agreement (the "Agreement") is entered into as of December 30, 2005 by Nuveen Investments, Inc. ("Nuveen") and Timothy R. Schwertfeger (the "Executive").

         WHEREAS, Nuveen and the Executive are parties to various award agreements identified hereafter (collectively, the "Award Agreements") which among other provisions grant Executive (1) the right and option to purchase shares of Nuveen's Class A Common Stock (hereinafter, the "Stock") at specified prices, and (2) the right to receive restricted Stock. The Award Agreements are as follows: Restricted Stock Award and Agreement dated June 13, 2002, made effective June 10, 2002; Restricted Stock Award and Agreement dated January 25, 2005, made effective January 14, 2005; Non-Qualified Stock Option Agreement dated January 24, 2005, made effective January 14, 2005; Long Term Equity Performance Award Agreement - Stock Options dated January 31, 2005, made effective January 14, 2005; and Long Term Equity Performance Award Agreement - Restricted Stock dated January 31, 2005, made effective January 14, 2005; and

         WHEREAS, the Award Agreements identified above were made in respect where applicable of the following equity incentive plans: the Second Amendment and Restatement of The John Nuveen Company Equity Incentive Award Plan, and the Nuveen Investments, Inc. 2005 Equity Incentive Plan (collectively, the "Plans"); and

         WHEREAS, the parties desire to amend each of the Award Agreements to provide that the term "Retirement" as used in each the Award Agreements shall be defined as follows: "Retirement means the retirement of a Participant from the employment of Nuveen or a Nuveen subsidiary at (i) such Participant's normal retirement upon reaching age 65, or (ii) such Participant's early retirement with the approval of the Committee;"

         NOW THEREFORE, in consideration in part of the other compensation granted to the Executive, Nuveen and the Executive have agreed as follows,

         1. Amendment of Award Agreements. Notwithstanding any other definition of the term "Retirement" in any of the above-noted Plans or Award Agreements, each of the Award Agreements is amended to provide as follows: "Retirement means the retirement of a Participant from the employment of Nuveen or a Nuveen subsidiary at (i) such Participant's normal retirement upon reaching age 65, or
(ii) such Participant's early retirement with the approval of the Committee."

         2. Waiver. Executive irrevocably waives any and all rights which he would otherwise have under the Plans and the Award Agreements in the absence of the amendment of the definition of "Retirement" in the Award Agreements contained in the Agreement.


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         IN WITNESS WHEREOF, the parties have entered into this Agreement as of
December 30, 2005.

         EXECUTIVE:

         /s/ Timothy R. Schwertfeger
         ----------------------------
         Name: Timothy R. Schwertfeger

         NUVEEN INVESTMENTS, INC.

         By:  /s/ Alan G. Berkshire
              -----------------------
         Its: Senior Vice President


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